EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

November 14, 2008

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2008 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the third quarter and nine months ended September 30, 2008.

Net sales for the third quarter ended September 30, 2008 were $11,182,000, compared to $13,834,000 in the same period in 2007. For the third quarter ended September 30, 2008, the Company had a net loss of $1,810,000, or $.72 per diluted share, compared to a net loss of $72,000, or $0.03 per diluted share in the same period in 2007.

Net sales for the nine months ended September 30, 2008 were $32,157,000, compared to $43,941,000 for the same period in 2007. The Company realized a net loss for the nine months ended September 30, 2008 of $4,596,000, or $1.83 per diluted share, compared to net income of $157,000, or $.06 per diluted share, for the same period of 2007.

The extreme downturn in construction activity that started in the third quarter of 2006 in the Southeastern United States, the Company’s primary trade area, has continued to further deteriorate through the third quarter of 2008. The depressed economic conditions in the construction industry has resulted in more intense competition for less business and had a significant adverse effect on the Company’s sales and gross margins during the 2008 third quarter and nine month periods.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “We are continuing to take action to adjust our operations and reduce costs to improve our liquidity. The unprecedented economic conditions prevalent in the general economy and its effect on a deteriorating construction market indicate the recovery of our markets is not likely in the short term. As part of our cost reduction plan, we closed an under-performing distribution facility in Norcross, Georgia in September and will complete the closure of an additional poorly performing distribution facility in Tampa, Florida in November. We expect to retain a significant portion of the sales to the Tampa market, particularly sales of our products manufactured at our Winter Springs manufacturing plant, by servicing our customers from that facility.”

Mr. Ponce further stated: “To gain additional liquidity, in November we completed the sale of our Winter Springs, Florida property as part of a sale-leaseback transaction and obtained additional mortgage financing on our Tampa, Florida real property. We generated aggregate net cash proceeds of approximately $935,000 from both transactions. In addition, we recently received an offer, which has been accepted, from the Mississippi Department of Transportation (“MDOT”) under the laws of eminent domain to purchase our Gulfport, Mississippi facility. This sale will provide approximately $2,400,000 in net cash to the Company and is expected to be received by the end of 2008 or early 2009. The Company will continue to operate a distribution facility in Gulfport, Mississippi and has begun to search for a new

Page 2 of News Release dated November 14, 2008

site. The cost of relocating within the Gulfport area will be borne by MDOT and is not expected to have a disruptive effect on its operations.” In closing, Mr. Ponce added: “We continue to evaluate the structure of our operations and expect to take further steps as necessary to reduce costs and preserve liquidity to better position the Company when construction markets eventually recover.”

For more information, please refer to the Company’s Form 10-Q for the nine months ended September 30, 2008 which was filed with the Securities and Exchange Commission on November 14, 2008.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Mississippi, Alabama and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward- looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales	$32,157,000	$43,941,000	$11,182,000	$13,834,000

(Loss) income before income taxes	$(4,981,000)	$143,000	$(1,810,000)	$(208,000)
Income tax benefit	385,000	14,000	––	136,000

Net (loss) income	$(4,596,000)	$157,000	$(1,810,000)	$(72,000)

Net (loss) income per common share – basic	$(1.83)	$.06	$(.72)	$(.03)
Net (loss) income per common share – diluted	$(1.83)	$.06	$(.72)	$(.03)

Weighted average shares outstanding - basic	2,515,601	2,511,181	2,517,335	2,514,002
Weighted average shares outstanding - diluted	2,515,601	2,536,046	2,517,335	2,514,002